Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-3 of Bimergen Energy Corporation of our report dated March 31, 2026, relating to the consolidated financial statements of Bimergen Energy Corporation as of December 31, 2025 and 2024 and for each of the years then ended, appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025.

We also consent to the reference to our firm under the heading “Experts” in the prospectus that is part of this Registration Statement.

Ramirez Jimenez International CPAs

Irvine, California

September 25, 2026